UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 27, 2018

FlexShopper, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (855) 353-9289

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2018, FlexShopper, Inc. (the “Company”), through a wholly-owned indirect subsidiary (the “Borrower”), entered into Amendment No. 11 (the “Amendment”) to the Credit Agreement originally entered into on March 6, 2015 by and among the Borrower and WE 2014-1, LLC, an affiliate of Waterfall Asset Management, LLC, and certain other lenders thereunder from time to time (as amended from time to time, the “Credit Agreement”).  The Amendment amended the Credit Agreement to increase the aggregate commitment amount of the lenders thereunder from $25.0 million to $32.5 million.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 27, 2018, the Company’s board of directors (the “Board”) approved the appointment of Howard S. Dvorkin to fill a vacancy on the Board. Mr. Dvorkin is not expected to be named to any committees of the Board and will be compensated for his service as a director pursuant to the Company’s Non-Employee Director Compensation Policy.

Mr. Dvorkin is the manager of NRNS Capital Holdings, LLC (“NRNS”). On January 30, 2018, FlexShopper, LLC (the “Maker”), a wholly-owned subsidiary of the Company, entered into a letter agreement with NRNS pursuant to which the Maker issued a subordinated promissory note (the “Note”) to NRNS in the principal amount of $2.5 million. Amounts outstanding under the Note bear interest at a rate equal to three percent (5.00%) per annum in excess of the non-default rate of interest from time to time in effect under that certain Credit Agreement dated as of March 6, 2015 among FlexShopper 2, LLC, Wells Fargo Bank, National Association, WE 2014-1, LLC and the lenders party thereto (the “Senior Credit Facility”). On August 29, 2018, the Maker amended and restated the Note such that (1) the maturity date for the Note was set at June 30, 2019 and (2) in connection with the completion of the offering described in the Registration Statement on Form S-1 initially filed by the Company with the Securities and Exchange Commission on August 13, 2018, NRNS could elect to convert up to 50% of the outstanding principal of the Note plus accrued and unpaid interest thereon into equity sold by the Company in such offering at a conversion price equal to the per-share price paid to the Company by the underwriters, net of the underwriting discount. NRNS so elected to convert 50% of the principal of the Note upon consummation of the September 28, 2018 unit offering into 1,507,395 shares of the Company’s common stock (“Common Stock”) and warrants exercisable for 753,697 shares of Common Stock at an exercise price of $1.25 per share. As of December 31, 2018, the Maker had paid to NRNS $215,742 in interest on the Note and $1,296,087 of principal and accrued interest remained outstanding under the Note.

Item 7.01	Regulation FD Disclosure.

On January 3, 2019, the Company issued a press release announcing Mr. Dvorkin’s appointment to the Board. This press release is attached as Exhibit 99.1 hereto.

The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
99.1	Press release, dated January 3, 2019, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

January 3, 2019	By:	/s/ Brad Bernstein
Brad Bernstein, Chief Executive Officer

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